UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2011
LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12084 (Commission File Number)	34-1559357 (IRS Employer identification No.)

300 Madison Avenue
Toledo, Ohio		43604
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (419) 325-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 — Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On February 8, 2011, the Board of Directors of the Company amended and restated the Company’s Amended and Restated By-Laws dated as of February 1, 2005 (which we refer to below as the “Original Bylaws”). We refer to the Original Bylaws, as amended and restated pursuant to the Amended and Restated By-Laws dated as of February 8, 2011, as the “Amended Bylaws”). A copy of the Amended Bylaws is attached as Exhibit 3.2.
Prior to the Amended Bylaws, there was a potential ambiguity in the Original Bylaws as to whether a plurality or majority vote was required connection with various matters brought to the shareholders for a vote. The Amended Bylaws make it clear that, when a quorum is present at any meeting:
•	in an uncontested election of directors, each director must be elected by the vote of the majority of the votes cast with respect to that director’s election;

•	in a contested election of directors, the directors must be elected by the vote of a plurality of the shares that are represented in person or by proxy at such meeting and that are entitled to vote on the election of directors; and

•	except for the election of directors or any other question or matter that, by express provision of law, or the Certificate of Incorporation, or the Amended Bylaws, requires a different vote, the affirmative vote of a majority of the shares that are present in person or represented by proxy at the meeting and that are entitled to vote on the subject matter shall be the act of the shareholders.
In addition, the Amended Bylaws make it clear that (x) a majority of the votes cast means that the number of shares voted “for” a director’s election must exceed the number of votes cast “against” or “withheld” from such director’s election, (y) neither abstentions nor broker non-votes will be deemed to be votes “for,” “against” or “withheld” from a director’s election, and (z) the Board will have the exclusive power and authority to determine whether any election of directors is a contested election.
Finally, the Amended Bylaws make it clear that at each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy in a manner permitted by Section 212 of the General Corporation Law of Delaware.
8.01. Other Events
Concurrently with the approval of the Amended Bylaws, the Board of Directors approved revised Corporate Governance Guidelines, a copy of which is available at www.libbey.com. Pursuant to the revised Corporate Governance Guidelines, the Board has adopted a policy that provides that:
•	In an uncontested election of directors, any nominee for election as a director who fails to receive the vote required by Section 1 of Article III of the Company’s By-Laws (the “Requisite Vote”) is expected to tender his or her resignation to the Board promptly following the certification of the results for such election.

•	The Nominating and Governance Committee shall consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, within 90 days following the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the Board in making its determination, may consider any factors or other information that it considers appropriate, including, without limitation, the reasons (if any) given by stockholders as to why they withheld their votes, the qualifications of the tendering director and his or her contributions to the Board.

•	The Board will promptly disclose (1) its decision whether to accept or reject each tendered resignation and (2) if applicable, the reasons for rejecting any tendered resignation, in a press release to be disseminated in the manner the Company’s press releases are typically distributed.

•	Any director who tenders his or her resignation pursuant to the policy will not participate in the Nominating and Governance Committee recommendation or Board determination regarding whether to accept or reject his or her tendered resignation. If, however, each member of the Nominating and Governance Committee failed to receive the Requisite Vote at the same election, then the Board will create a committee comprised solely of independent directors who did not fail to receive the Requisite Vote to consider the tendered resignations and recommend to the Board whether or not to accept them. Further, if the only directors who did not fail to receive the Requisite Vote in the same election constitute three or fewer directors, all directors may participate in the Board determination regarding whether or not to accept the tendered resignations.

•	If a director’s resignation tendered under this policy is rejected by the Board, the director will continue to serve for the remainder of his or her term and until his or her successor is duly elected and qualified, or until his or her death, resignation, retirement or removal.

•	If a director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board in each case pursuant to the applicable provisions of the Company’s Bylaws.

•	The Board shall consider as candidates for nomination for election or re-election to the Board, or to fill vacancies and new directorships on the Board, only those individuals who agree to tender, promptly following their election, re-election or appointment, an irrevocable resignation that will be effective upon (1) the director’s failure to receive the Requisite Vote in his or her election as a director and (2) the acceptance of such tendered resignation by the Board.

•	The Board will have the exclusive power and authority to administer and interpret the policy and to make all determinations deemed necessary or advisable for the administration of the policy, including any determination as to whether any election of directors is contested. All actions, interpretations and determinations that are done or made by the Board in good faith will be final, conclusive and binding.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

LIBBEY INC. Registrant
Date: February 22, 2011	By:	/s/ Susan A. Kovach
Susan A. Kovach
Vice President, General Counsel & Secretary